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                                                                    EXHIBIT 99.1


          INTERNATIONAL WIRE GROUP, INC. ANNOUNCES THE SALE OF ITS WIRE
                    HARNESS SEGMENT TO VIASYSTEMS GROUP, INC.


ST. LOUIS, March 29, 2000 - International Wire Group, Inc. today announced that it has completed the sale of its Wire Harness Segment to Viasystems Group, Inc. (NYSE: VG) for $210 million in cash. Substantially all of the proceeds from the sale will be used to pay down International Wire's Senior Bank Facility.

International Wire Group, Inc., headquartered in St. Louis, Missouri, is a leading designer, manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated copper wire. The Company's products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, computer and data communications and industrial equipment industries.

For further information, please contact David M. Sindelar, Senior Vice President and Chief Financial Officer, at (314) 727-1701; Mark Semer, Kekst and Company, at (212) 521-4800.

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